Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports First Quarter 2022 Results

For Release April 28, 2022

•	First quarter 2022 net income of $50.1 million decreased 19% compared to the first quarter of 2021 and decreased 9% compared to the fourth quarter of 2021
•	First quarter 2022 diluted earnings per common share of $1.02 decreased 24% compared to the first quarter of 2021 and decreased 11% compared to the fourth quarter of 2021
•	Total assets of $9.7 billion decreased 1%, compared to March 31, 2021, and decreased 14% compared to December 31, 2021
•	Return on average assets was 1.92% in the first quarter of 2022 compared to $2.49% in the first quarter of 2021 and 2.02% in the fourth quarter of 2021
•	Tangible book value per common share of $18.70 increased 27% compared to $14.72 in the first quarter of 2021 and increased 4% compared to $17.96 in the fourth quarter of 2021
•	Credit quality remained strong, as nonperforming loans represented 0.08% of loans receivable compared to 0.08% at March 31, 2021 and 0.01% at December 31, 2021
•	Quarterly dividends were increased by 17%, to $.07 per common share
•	The Company was recognized as the 2021 best-performing bank in the U.S. among public U.S. banks with more than $10 billion in assets, according to the 2021 S&P Global Market Intelligence Ranking

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today reported first quarter 2022 net income of $50.1 million, or diluted earnings per common share of $1.02. This compared to $62.0 million, or diluted earnings per common share of $1.35 in the first quarter of 2021, and compared to $55.2 million, or diluted earnings per common share of $1.14 in the fourth quarter of 2021.

“We were honored in March to be named as the 2021 best-performing large public bank in the country by S&P Global Market Intelligence. Our focus on profitability and safety and soundness has continued into 2022 despite the headwinds of industry volume declines in single-family loans as market interest rates have increased. With a tangible book value of $18.70 per share, an industry-leading return on average assets of 1.92% and an efficiency ratio of just 30.9% in the quarter, we are off to a great start this year,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “Our strong results will continue to be driven by the exceptional team we have assembled across the country as we expand our relationship-based product offerings to a larger geographic footprint, while maintaining our hallmarks of efficiency and credit quality. Our diverse business model positions us to enhance revenue streams well into the future.”

Net income for the first quarter 2022 decreased by $11.9 million, or 19%, compared to the first quarter of 2021, primarily driven by a $9.4 million, or 21%, decrease in noninterest income that reflected a 37% decrease in gain on sale of loans. Also contributing to the lower net income was a $6.2 million, or 9%, decrease in net interest income that reflected a 4% decrease in interest income that reflected lower loan balances.

Net income for the first quarter 2022 decreased by $5.1 million, or 9%, compared to the fourth quarter of 2021, primarily driven by a $5.7 million, or 14%, decrease in noninterest income that reflected a 37% decrease in gain on sale of loans. Also contributing to the lower net income was a $7.0 million, or 10%, decrease in net interest income that reflected a 8% decrease in interest income. Partially offsetting these items was a $6.6 million, or 18%, decrease in noninterest expenses from a 16% decrease in salaries and employee benefits, including commissions.

Total Assets

Total assets of $9.7 billion at March 31, 2022 decreased 1%, compared to March 31, 2021, and decreased $1.6 billion, or 14%, compared to December 31, 2021. The decrease compared to December 31, 2021 was primarily due to a decrease in cash and loans held for sale.

Return on average assets was 1.92% for the first quarter of 2022 compared to 2.49% for the first quarter of 2021 and 2.02% for the fourth quarter of 2021.

Asset Quality

The allowance for credit losses on loans of $32.1 million at March 31, 2022 increased $3.0 million compared to March 31, 2021 and increased $0.8 million compared to December 31, 2021. The increases compared to December 31, 2021 were primarily in the multi-family and healthcare loan portfolios. The Company implemented its current expected credit losses (“CECL”) model during the quarter, in accordance with the new accounting standard. As of March 31, 2022, the Company had only one loan remaining in a COVID-19 payment deferral arrangement, with an unpaid balance of $36.8 million.

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Non-performing loans were $4.7 million, or 0.08%, of loans receivable at March 31, 2022, compared to $4.7 million, or 0.08% of loans receivable at March 31, 2021, and compared to $0.8 million, or 0.01%, of loans receivable at December 31, 2021.

Total Deposits

Total deposits of $7.5 billion at March 31, 2022 decreased $587.4 million, or 7%, compared to March 31, 2021, and decreased $1.5 billion, or 17%, compared to December 31, 2021. The decrease compared to December 31, 2021 was primarily due to a decrease in brokered demand and certificates of deposits.

Total brokered deposits of $379.9 million at March 31, 2022 decreased $478.2 million, or 56%, from March 31, 2021 and decreased $1.8 billion, or 82%, from December 31, 2021. Brokered deposits represented 5% of total deposits at March 31, 2022 compared to 11% of total deposits at March 31, 2021 and 24% of total deposits at December 31, 2021.

Liquidity

Cash balances of $411.5 million at March 31, 2022 increased by $142.1 million compared to March 31, 2021 and decreased by $621.1 million compared to December 31, 2021. The Company also continues to have significant borrowing capacity, with unused lines of credit totaling $2.2 billion at March 31, 2022 compared to $3.7 billion at March 31, 2021 and $2.4 billion at December 31, 2021. This liquidity enhances the ability to effectively manage interest expense and asset levels in the future.

Net Interest Income

Net interest income of $65.7 million in the first quarter of 2022 decreased $6.2 million, or 9%, compared to the first quarter of 2021 and decreased $7.0 million, or 10%, compared to the fourth quarter of 2021.

The 9% decrease in net interest income compared to the first quarter of 2021 reflected a 4% decrease in interest income from lower average loan balances. The interest rate spread of 2.55% for the first quarter of 2022 decreased 38 basis points compared to 2.93% in the first quarter of 2021. The net interest margin of 2.62% for the first quarter of 2022 decreased 37 basis points compared to 2.99% for the first quarter of 2021. The decrease in net interest margin compared to the first quarter of 2021 reflected lower average loan balances at lower average yields, higher average cash balances, and higher average deposit balances at higher yields.

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The 10% decrease in net interest income compared to the fourth quarter of 2021 reflected lower average loan balances that offset higher loan yields. The interest rate spread of 2.55% for the first quarter of 2022 decreased 7 basis points compared to 2.62% in the fourth quarter of 2021. The net interest margin of 2.62% for the first quarter of 2022 decreased 8 basis points compared to 2.70% for the fourth quarter of 2021.

Interest Income

Interest income of $76.0 million in the first quarter of 2022 decreased $3.5 million, or 4%, compared to the first quarter of 2021 and decreased $6.6 million, or 8%, compared to the fourth quarter of 2021.

The 4% decrease in interest income compared to the first quarter of 2021 was primarily due to a decrease in average loan balances and slightly lower average yields. The lower interest income reflected a $329.4 million, or 4%, decrease in the average balance of loans, including loans held for sale, as warehouse volumes declined. Average loans were $8.0 billion for the first quarter of 2022 compared to $8.4 billion for the first quarter of 2021. The average yield on loans and loans held for sale of 3.64% for the first quarter of 2022 decreased 2 basis points compared to 3.66% for the first quarter of 2021.

The 8% decrease in interest income compared to the fourth quarter of 2021 reflected a $1.0 billion, or 11%, decrease in the average balance of loans, including loans held for sale, as warehouse volumes declined. Average loans were $8.0 billion for the first quarter of 2022 compared to $9.1 billion for the fourth quarter of 2021. The average yield on loans and loans held for sale of 3.64% for the first quarter of 2022 increased 27 basis points compared to 3.37% for the fourth quarter of 2021.

Interest Expense

Total interest expense increased $2.7 million, or 36%, to $10.3 million for the first quarter of 2022 compared to the first quarter of 2021 and increased $0.4 million, or 5%, compared to the fourth quarter of 2021. Interest expense on deposits of $8.8 million for the first quarter of 2022 increased $2.7 million, or 44%, compared to the first quarter of 2021 and increased $0.3 million, or 4%, compared to the fourth quarter of 2021.

The 36% increase in interest expense on deposits compared to the first quarter of 2021 was primarily due to increases in average balances of money market accounts and certificates of deposits, which was partially offset by lower average rates for certificates of deposit. The average balance of interest-bearing deposits of $8.0 billion for the first quarter of 2022 increased $557.3 million, or 7%, compared to the first quarter of 2021. The average yield of interest-bearing deposits was 0.44% for the first quarter of 2022, which was a 11 basis point increase compared to 0.33% in the first quarter of 2021.

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The 5% increase in interest expense on deposits compared to the fourth quarter of 2021 was primarily due to higher average balances of money market accounts. The average balance of interest-bearing deposits of $8.0 billion for the first quarter of 2022 decreased $260.9 million, or 3%, compared to the fourth quarter of 2021. The average yield of interest-bearing deposits was 0.44% for the first quarter of 2022, which was a 3 basis point increase compared to 0.41% in the fourth quarter of 2021.

Noninterest Income

Noninterest income of $34.6 million for the first quarter of 2022 decreased $9.3 million, or 21%, compared to the first quarter of 2021 and decreased $5.7 million, or 14%, compared to the fourth quarter of 2021.

The 21% decrease in noninterest income compared to the first quarter of 2021 was primarily due to a $10.7 million decrease in gain on sale of loans, partially offset by an increase in loan servicing fees of $1.8 million. Included in loan servicing fees for the first quarter of 2022 was a $7.6 million positive fair market value adjustment to servicing rights, which compared to a $6.9 million positive fair market value adjustment for the first quarter of 2021.

The 14% decrease in noninterest income compared to the fourth quarter of 2021 was primarily due to a $10.5 million decrease in gain on sale of loans, as well as a $4.7 million decrease in low-income housing tax credit syndication fees, partially offset by an increase in loan servicing fees of $8.3 million. Included in loan servicing fees for the first quarter of 2022 was a $7.6 million positive fair market value adjustment to servicing rights, which compared to a $1.9 million positive fair market value adjustment for the fourth quarter of 2021.

At March 31, 2022, servicing rights were valued at $121.0 million, an increase of 10% compared to December 31, 2021 and an increase of 26% compared to March 31, 2021. These increases were driven by higher loan balances of serviced assets and higher interest rates that impacted fair market value adjustments in the first quarter of 2022. The value of servicing rights generally increases in rising interest rate environments and declines in falling interest rate environments due to expected prepayments.

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Noninterest Expense

Noninterest expense of $31.0 million for the first quarter of 2022 increased $0.9 million, or 3%, compared to the first quarter of 2021 and decreased $6.6 million, or 18%, compared to the fourth quarter of 2021.

The 3% increase in noninterest expense compared to the first quarter of 2021 was due primarily to increases in professional fees, technology expenses and other expenses, offset by a decrease in loan expenses. The efficiency ratio of 30.9% for the first quarter of 2022 compared to 26.0% for the first quarter of 2021.

The 18% decrease in noninterest expense compared to the fourth quarter of 2021 was primarily due to a $4.1 million, or 16%, decrease in salaries and employee benefits, including commissions. The efficiency ratio of 30.9% for the first quarter of 2022 compared to 33.3% for the fourth quarter of 2021.

Segments

Banking

For the first quarter of 2022, net income of $28.8 million for Banking increased 25% from the first quarter of 2021, reflecting higher net interest income that was partially offset by lower noninterest income from gains on sale of loans. Included in noninterest income for the first quarter of 2022 was a $4.3 million positive fair market value adjustment to servicing rights, which compared to a $4.7 million positive fair market value adjustment for the first quarter of 2021.

Net income for this segment increased 27% from the fourth quarter of 2021 primarily due to higher net interest income and loan servicing fees, partially offset by higher noninterest expenses from higher salaries and employee benefits. Included in loan servicing fees for the first quarter of 2022 was a $4.3 million positive fair market value adjustment to servicing rights, which compared to a $0.9 million positive fair market value adjustment for the fourth quarter of 2021.

Multi-family Mortgage Banking

For the first quarter of 2022, net income of $11.5 million for Multi-family Mortgage Banking decreased 4% compared with the first quarter of 2021, primarily due to lower noninterest income from gain on sale of loans that was partially offset by higher loan servicing fees and other income. The increase in loan servicing fees reflected a positive fair market value adjustment of $3.3 million on servicing rights in the first quarter of 2022 compared to a positive fair market value adjustment of $2.1 million in the first quarter of 2021.

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Compared to the fourth quarter of 2021, net income for this segment decreased 19%, reflecting lower noninterest income from gain on sale of loans that was partially offset by higher loan servicing fees. The increase in loan servicing fees reflected a positive fair market value adjustment of $3.3 million on servicing rights in the first quarter of 2022 compared to a positive fair market value adjustment of $1.0 million in the fourth quarter of 2021.

Mortgage Warehousing

For the first quarter of 2022, net income of $13.2 million for Mortgage Warehousing decreased 55% compared to the first quarter of 2021 and decreased 38% compared to the fourth quarter of 2021. The decreases compared to the prior periods reflected lower net interest income and mortgage warehouse fees as industry volumes declined.

About Merchants Bancorp

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including Federal Housing Administration ("FHA") multi-family housing and healthcare facility financing and servicing; mortgage warehouse financing; retail and correspondent residential mortgage banking; agricultural lending; and traditional community banking. Merchants Bancorp, with $9.7 billion in assets and $7.5 billion in deposits as of March 31, 2022, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, Merchants Capital Servicing, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

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Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control, such as the potential impacts of the COVID-19 pandemic. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of the COVID-19 pandemic, such as the severity, magnitude, duration and businesses’ and governments’ responses thereto, on the Company’s operations and personnel, and on activity and demand across its businesses, and other factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

INVESTOR CONTACT: JOHN MACKE

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

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Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	March 31	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Assets
Cash and due from banks	$9,853	$14,030	$14,352	$13,745	$12,003
Interest-earning demand accounts	401,668	1,018,584	788,224	388,304	257,436
Cash and cash equivalents	411,521	1,032,614	802,576	402,049	269,439
Securities purchased under agreements to resell	4,798	5,888	5,923	6,507	6,544
Mortgage loans in process of securitization	324,280	569,239	634,027	461,914	432,063
Available for sale securities	314,266	310,629	301,119	315,260	241,691
Federal Home Loan Bank (FHLB) stock	28,804	29,588	70,767	70,767	70,656
Loans held for sale (includes $14,567, $48,583, $26,296, $26,623 and $57,998, respectively, at fair value)	2,289,094	3,303,199	3,453,279	2,955,390	2,749,662
Loans receivable, net of allowance for credit losses on loans of $32,102, $31,344, $29,134, $28,696 and $29,091, respectively	5,976,960	5,751,319	5,431,227	5,444,227	5,710,291
Premises and equipment, net	34,559	31,212	31,423	31,384	31,261
Servicing rights	121,036	110,348	105,473	98,331	96,215
Interest receivable	23,499	24,103	21,894	22,068	22,111
Goodwill	15,845	15,845	15,845	15,845	15,845
Intangible assets, net	1,574	1,707	1,843	1,990	2,136
Other assets and receivables	104,356	92,947	76,637	55,800	57,346
Total assets	$9,650,592	$11,278,638	$10,952,033	$9,881,532	$9,705,260
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$461,193	$641,442	$824,118	$814,567	$818,621
Interest-bearing	7,014,628	8,341,171	8,123,201	7,225,011	7,244,560
Total deposits	7,475,821	8,982,613	8,947,319	8,039,578	8,063,181
Borrowings	879,929	1,033,954	809,136	701,373	545,160
Deferred and current tax liabilities, net	30,695	19,170	21,681	18,819	41,610
Other liabilities	75,644	87,492	64,019	62,698	44,054
Total liabilities	8,462,089	10,123,229	9,842,155	8,822,468	8,694,005
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 50,000,000 shares
Issued and outstanding - 43,267,776 shares, 43,180,079 shares, 43,178,061 shares, 43,175,399 shares and 43,173,209 shares	137,882	137,565	137,200	136,836	136,474
Preferred stock, without par value - 5,000,000 total shares authorized
8% Preferred stock - $1,000 per share liquidation preference
Authorized - 50,000 shares
Issued and outstanding - 0 shares, 0 shares, 0 shares, 0 shares and 41,625 shares.	—	—	—	—	41,581
7% Series A Preferred stock - $25 per share liquidation preference
Authorized - 3,500,000 shares
Issued and outstanding - 2,081,800 shares	50,221	50,221	50,221	50,221	50,221
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares
Issued and outstanding - 125,000 shares (equivalent to 5,000,000 depositary shares)	120,844	120,844	120,844	120,844	120,844
6% Series C Preferred stock - $1,000 per share liquidation preference
Authorized - 250,000 shares
Issued and outstanding - 196,181 shares, 196,181 shares, 196,181 shares, 196,181 shares and 150,000 shares, respectively (equivalent to 7,847,233 depositary shares, 7,847,233 depositary shares, 7,847,233 depositary shares, 7,847,233 depositary shares and 6,000,000 depositary shares)	191,084	191,084	191,084	191,084	144,925
Retained earnings	694,776	657,149	610,267	560,083	516,961
Accumulated other comprehensive income	(6,304)	(1,454)	262	(4)	249
Total shareholders' equity	1,188,503	1,155,409	1,109,878	1,059,064	1,011,255
Total liabilities and shareholders' equity	$9,650,592	$11,278,638	$10,952,033	$9,881,532	$9,705,260

Consolidated Statement of Income
(Unaudited)
(In thousands, except share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest Income
Loans	$72,196	$77,113	$75,517
Mortgage loans in process of securitization	2,245	4,018	3,136
Investment securities:
Available for sale - taxable	701	1,007	354
Available for sale - tax exempt	—	9	11
Federal Home Loan Bank stock	269	177	384
Other	601	261	147
Total interest income	76,012	82,585	79,549
Interest Expense
Deposits	8,813	8,492	6,100
Borrowed funds	1,474	1,350	1,486
Total interest expense	10,287	9,842	7,586
Net Interest Income	65,725	72,743	71,963
Provision for credit losses	2,451	2,585	1,663
Net Interest Income After Provision for Credit Losses	63,274	70,158	70,300
Noninterest Income
Gain on sale of loans	17,965	28,430	28,620
Loan servicing fees, net	9,731	1,382	7,951
Mortgage warehouse fees	1,858	2,469	4,116
Gains on sale of investments available for sale (1)	—	191	—
Low-income housing tax credit syndication fees	519	5,230	55
Other income	4,524	2,569	3,194
Total noninterest income	34,597	40,271	43,936
Noninterest Expense
Salaries and employee benefits	21,293	25,387	21,274
Loan expenses	1,211	1,479	2,523
Occupancy and equipment	1,814	2,069	1,627
Professional fees	1,303	3,325	422
Deposit insurance expense	759	705	671
Technology expense	1,236	1,123	937
Other expense	3,417	3,558	2,630
Total noninterest expense	31,033	37,646	30,084
Income Before Income Taxes	66,838	72,783	84,152
Provision for income taxes (2)	16,696	17,582	22,169
Net Income	$50,142	$55,201	$61,983
Dividends on preferred stock	(5,728)	(5,728)	(3,757)
Net Income Allocated to Common Shareholders	$44,414	$49,473	$58,226
Basic Earnings Per Share	$1.03	$1.15	$1.35
Diluted Earnings Per Share	$1.02	$1.14	$1.35
Weighted-Average Shares Outstanding
Basic	43,190,066	43,179,377	43,158,138
Diluted	43,360,034	43,399,064	43,275,621

(1) Includes $0, $191, $0, respectively, related to accumulated other comprehensive earnings reclassifications.

(2) Includes $0, $(46), $0, respectively, related to income tax (expense)/benefit for reclassification items.

Key Operating Results
(Unaudited)
($ in thousands, except share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Noninterest expense	$31,033	$37,646	$30,084

Net interest income (before provision for credit losses)	65,725	72,743	71,963
Noninterest income	34,597	40,271	43,936
Total income	$100,322	$113,014	$115,899

Efficiency ratio	30.93%	33.31%	25.96%

Average assets	$10,436,448	$10,945,026	$9,952,911
Net income	$50,142	$55,201	$61,983
Return on average assets before annualizing	0.48%	0.50%	0.62%
Annualization factor	4.00	4.00	4.00
Return on average assets	1.92%	2.02%	2.49%

Return on average tangible common shareholders' equity (1)	22.37%	26.04%	38.32%

Tangible book value per common share (1)	$18.70	$17.96	$14.72

Tangible common shareholders' equity/tangible assets (1)	8.40%	6.89%	6.56%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures"

(1) Reconciliation of Non-GAAP Financial Measures

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net income	$50,142	$55,201	$61,983
Less: preferred stock dividends	(5,728)	(5,728)	(3,757)
Net income available to common shareholders	$44,414	$49,473	$58,226

Average shareholders' equity	$1,173,837	$1,139,714	$852,900
Less: average goodwill & intangibles	(17,495)	(17,626)	(18,057)
Less: average preferred stock	(362,149)	(362,149)	(227,115)
Tangible common shareholders' equity	$794,193	$759,939	$607,728

Annualization factor	4.00	4.00	4.00
Return on average tangible common shareholders' equity	22.37%	26.04%	38.32%

Total equity	$1,188,503	$1,155,409	$1,011,255
Less: goodwill and intangibles	(17,419)	(17,552)	(17,981)
Less: preferred stock	(362,149)	(362,149)	(357,571)
Tangible common shareholders' equity	$808,935	$775,708	$635,703

Assets	$9,650,592	$11,278,638	$9,705,260
Less: goodwill and intangibles	(17,419)	(17,552)	(17,981)
Tangible assets	$9,633,173	$11,261,086	$9,687,279

Ending common shares	43,267,776	43,180,079	43,173,209

Tangible book value per common share	$18.70	$17.96	$14.72
Tangible common shareholders' equity/tangible assets	8.40%	6.89%	6.56%

Merchants Bancorp
Average Balance Analysis
($ in thousands)
(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-bearing deposits, and other	$1,460,486	$870	0.24%	$698,263	$438	0.25%	$610,884	$531	0.35%
Securities available for sale - taxable	305,600	701	0.93%	308,581	1,007	1.29%	267,428	354	0.54%
Securities available for sale - tax exempt	—	—		1,204	9	2.97%	1,366	11	3.27%
Mortgage loans in process of securitization	349,027	2,245	2.61%	621,946	4,018	2.56%	500,234	3,136	2.54%
Loans and loans held for sale	8,049,877	72,196	3.64%	9,064,880	77,113	3.37%	8,379,227	75,517	3.66%
Total interest-earning assets	10,164,990	76,012	3.03%	10,694,874	82,585	3.06%	9,759,139	79,549	3.31%
Allowance for credit losses on loans	(31,023)			(29,801)			(28,308)
Noninterest-earning assets	302,481			279,953			222,080

Total assets	$10,436,448			$10,945,026			$9,952,911

Liabilities & Shareholders' Equity:

Interest-bearing checking	4,015,709	2,204	0.22%	4,325,991	2,094	0.19%	4,806,665	1,210	0.10%
Savings deposits	230,702	33	0.06%	223,912	35	0.06%	192,196	37	0.08%
Money market	2,710,961	5,252	0.79%	2,528,453	5,018	0.79%	2,065,218	3,738	0.73%
Certificates of deposit	1,080,438	1,324	0.50%	1,220,392	1,345	0.44%	416,426	1,115	1.09%
Total interest-bearing deposits	8,037,810	8,813	0.44%	8,298,748	8,492	0.41%	7,480,505	6,100	0.33%

Borrowings	589,597	1,474	1.01%	620,173	1,350	0.86%	810,856	1,486	0.74%
Total interest-bearing liabilities	8,627,407	10,287	0.48%	8,918,921	9,842	0.44%	8,291,361	7,586	0.37%

Noninterest-bearing deposits	518,140			795,704			740,807
Noninterest-bearing liabilities	117,064			90,687			67,843

Total liabilities	9,262,611			9,805,312			9,100,011

Shareholders' equity	1,173,837			1,139,714			852,900

Total liabilities and shareholders' equity	$10,436,448			$10,945,026			$9,952,911

Net interest income		$65,725			$72,743			$71,963

Net interest spread			2.55%			2.62%			2.93%

Net interest-earning assets	$1,537,583			$1,775,953			$1,467,778

Net interest margin			2.62%			2.70%			2.99%

Average interest-earning assets to average interest-bearing liabilities			117.82%			119.91%			117.70%

Supplemental Results
(Unaudited)
($ in thousands)

	Net Income
	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Segment
Multi-family Mortgage Banking	$11,492	$14,124	$11,961
Mortgage Warehousing	13,159	21,311	29,183
Banking	28,764	22,629	23,025
Other	(3,273)	(2,863)	(2,186)
Total	$50,142	$55,201	$61,983

	Total Assets
	March 31,	December 31,	March 31,
	2022	2021	2021
Segment
Multi-family Mortgage Banking	$293,286	$296,129	$219,954
Mortgage Warehousing	2,863,907	3,977,537	4,383,759
Banking	6,409,943	6,929,565	5,010,799
Other	83,456	75,407	90,748
Total	$9,650,592	$11,278,638	$9,705,260

	Gain on Sale of Loans
	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Loan Type
Multi-family	$14,953	$24,797	$22,836
Single-family	457	1,086	4,213
Small Business Association (SBA)	2,555	2,547	1,571
Total	$17,965	$28,430	$28,620

	Loans Receivable and Loans Held for Sale
	March 31,	December 31,	March 31,
	2022	2021	2021
Mortgage warehouse lines of credit	$752,447	$781,437	$1,334,548
Residential real estate	858,325	843,101	731,334
Multi-family financing	2,876,005	2,702,042	2,514,176
Healthcare financing	850,751	826,157	692,457
Commercial and commercial real estate	567,971	520,199	357,682
Agricultural production and real estate	90,688	97,060	96,108
Consumer and margin loans	12,875	12,667	13,077
	6,009,062	5,782,663	5,739,382
Less: Allowance for credit losses on loans	32,102	31,344	29,091
Loans receivable	$5,976,960	$5,751,319	$5,710,291

Loans held for sale	2,289,094	3,303,199	2,749,662
Total loans, net of allowance	$8,266,054	$9,054,518	$8,459,953